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                                 PRESS RELEASE

                   [STURGIS BANCORP, INC. LOGO & LETTERHEAD]

April 30, 2003

CONTACT: Brian P. Hoggatt, CFO


DIVIDEND DECLARED AT STURGIS BANCORP, INC.

The Bank has consistently paid a cash dividend since March 1990 based on the strength of the first quarter's net income. The Board of Directors of Sturgis Bancorp, Inc. ("STBI") has declared a cash dividend of $0.09 per share of common stock payable on June 16, 2003 to stockholders of record as of May 15, 2003. This dividend represents an increase of 12.5% from the prior quarterly dividend.

ERIC L. EISHEN NAMED PRESIDENT/CEO OF STURGIS BANCORP, INC.

The Board of Directors of Sturgis Bancorp, Inc. ("STBI") has promoted Eric L. Eishen to the position of STBI's President and Chief Executive Officer effective May 1, 2003. Mr. Eishen has been Vice President of STBI since its establishment on January 1, 2002. This completes the planned management transition from Leonard L. Eishen to Eric L. Eishen, which began June 1, 2002. Eric L. Eishen will also continue as President and CEO of Sturgis Bank & Trust Company, STBI's wholly-owned subsidiary, where he has been employed in various capacities since 1987. Eric has served as President and CEO of Sturgis Bank & Trust since June 1, 2002.


RONALD W. SCHESKE NAMED VICE PRESIDENT OF STURGIS BANCORP, INC.

The Board of Directors of Sturgis Bancorp, Inc. ("STBI") has appointed Ronald W. Scheske to the position of Vice President effective May 1, 2003. Mr. Scheske will also continue as Executive Vice President of Sturgis Bank & Trust Company, STBI's wholly-owned subsidiary, where he has been a commercial lender since 1997.